Filed Pursuant to 424(b)(2)
Registration Number 333-266290

Prospectus Supplement

(to Prospectus dated July 22, 2022)

Equifax Inc.

$650,000,000 4.800% Senior Notes Due 2029

We are offering $650,000,000 aggregate principal amount of 4.800% senior notes due 2029 (the “notes”). The notes will mature on September 15, 2029. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will pay interest on the notes semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2025.

We may redeem the notes at our option, in whole or in part, at any time and from time to time at a redemption price set forth in this prospectus supplement under “Description of Notes—Optional Redemption.” If we experience a change of control triggering event and we have not otherwise elected to redeem the notes, we will be required to offer to repurchase the notes from holders as described under “Description of Notes—Change of Control Offer.”

The notes will be our senior unsecured obligations and will rank equally with our other existing and future unsecured senior debt from time to time outstanding.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Investing in the notes involves risks. You should consider carefully the risks set forth in “Risk Factors” beginning on page S-5, as well as the risks set forth in our other filings with the Securities and Exchange Commission, or the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discount	Proceeds to us (before expenses)(1)
Per note	99.968%	0.600%	99.368%
Total	$649,792,000	$3,900,000	$645,892,000

(1)	Plus accrued interest, if any, from August 15, 2024, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, on or about August 15, 2024.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Mizuho	Wells Fargo Securities

Truist Securities	Citizens Capital Markets	PNC Capital Markets LLC

Joint Lead Managers

Fifth Third Securities	Regions Securities LLC

Co-Managers

Citigroup	HSBC	US Bancorp

Roberts & Ryan	Westpac Capital Markets LLC

August 12, 2024

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes offered hereby. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

Generally, when we refer to this “prospectus,” we are referring to both documents combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus with respect to this offering filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy securities in any jurisdiction in which an offer, solicitation or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to whom it is unlawful to make an offer or solicitation.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Equifax” and the “Company” refer to Equifax Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC to register the securities offered by this prospectus under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus is part of the registration statement, but the registration statement contains additional relevant information about us. You may obtain from the SEC, through the SEC’s website as described in the following paragraph, a copy of the registration statement, including exhibits. Many of the statements made in this prospectus concerning a contract or other document of ours are summaries, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.equifax.com under “About Us/Investors/SEC Filings.” Information on our website is not incorporated by reference and does not constitute part of this prospectus.

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INFORMATION WE INCORPORATE BY REFERENCE

We “incorporate by reference” into this prospectus some of the documents we have filed with the SEC. This means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file later with the SEC will automatically update and may replace information in this prospectus and information that we previously filed with the SEC. In other words, in the case of a conflict or an inconsistency between information in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information that was later filed.

We incorporate by reference into this prospectus the documents and portions of documents listed below and any documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those documents deemed to have been “furnished” rather than “filed” under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)) between the date of this prospectus supplement and the completion or termination of this offering:

•	our annual report on Form 10-K for the year ended December 31, 2023, filed on February 22, 2024;

•

information specifically incorporated by reference into our Form 10-K for the year ended December  31, 2023 from our definitive proxy statement relating to our 2024 annual meeting of shareholders, filed on March 22, 2024;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed on April 22, 2024 and July 22, 2024, respectively; and

•	our current reports on Form 8-K filed on February 20, 2024, May 6, 2024 and May 7, 2024.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also obtain any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference into those documents), at no cost, by visiting our website at www.equifax.com under “About Us/Investors/SEC Filings” or by writing or contacting us at the following address and telephone number:

Equifax Inc.

Attn: Office of Corporate Secretary

P.O. Box 4081

Atlanta, Georgia 30309

Telephone: (404) 885-8000

corpsec@equifax.com

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FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and any free writing prospectus that we authorize for use in connection with this offering contain information that may constitute “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “may” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, including statements relating to future operating results, improvements in our information technology and data security infrastructure, including as a part of our cloud data and technology transformation, our strategy, the expected financial and operational benefits, synergies and growth from our acquisitions, changes in U.S. and worldwide economic conditions, such as rising interest rates and inflation, that materially impact consumer spending, consumer debt and employment and the demand for Equifax’s products and services, our culture, our ability to innovate, the market acceptance of new products and services and similar statements about our business plans are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections, including without limitation our expectations regarding our outlook, long-term organic and inorganic growth, and customer acceptance of our business solutions referenced in the sections titled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Business Overview” in our annual report on Form 10-K for the year ended December 31, 2023 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, which are incorporated by reference in this prospectus. As a result of such risks and uncertainties, we urge you not to place undue reliance on any such forward-looking statements. Actual results may differ materially from our current expectations as expressed or implied in our forward-looking statements depending on a number of factors affecting our business, including, but not limited to:

•

changes in the U.S. mortgage market environment, as well as changes more generally in U.S. and worldwide economic conditions, such as rising interest rates and inflation, that materially impact consumer spending, consumer debt and employment and the demand for our products and services;

•

any potential compromise of Company, customer or consumer information, due to security breaches and other disruptions to our information technology infrastructure and any other interference with our operations;

•	the failure to achieve and maintain key industry or technical certifications;

•	the failure to realize the anticipated benefits of our cloud technology transformation strategy;

•	the significant strain placed on our management, operational, financial and other resources by our cloud technology transformation strategy;

•	any operational disruptions from our transition to cloud-based technologies;

•

our ability to deal with any delays or interruptions in our services to our customers due to our systems not meeting customer requirements for response time or high availability or any system constraints or failures, or if our customers do not modify and/or upgrade their systems to accept new releases of our products and services;

•	effects on our business if we provide inaccurate or unreliable data to customers;

•	our ability to maintain access to credit, employment, financial and other data from external sources;

•	our ability to compete in a highly competitive market against the introduction of new products and services by our competitors, and our response to pricing strategies and other competitive pressures;

•	our relationships with key customers;

•	our ability to successfully introduce new products, services and analytical capabilities in a timely manner;

S-iv

•	our use of certain artificial intelligence and machine learning models;

•	the impact on the demand for some of our products and services due to the increase of the availability of free or less expensive consumer information;

•	our ability to comply with our obligations under agreements to settle certain matters arising out of a material cybersecurity incident in 2017;

•	potential adverse developments in new and pending legal proceedings or government investigations;

•

changes in, and the effects of, laws and regulations and government policies governing our business, including the supervision by the Consumer Financial Protection Bureau (“CFPB”) of our financial products and services in the U.S.; oversight by the U.K. Financial Conduct Authority and Information Commissioner’s Office of our debt collections services and core credit reporting businesses in the U.K.; oversight by the Office of Australian Information Commission, the Australian Competition and Consumer Commission and other regulatory entities of our credit reporting business in Australia;

•	the impact of current privacy laws and regulations, including the European General Data Protection Regulation and the California Consumer Privacy Act, or any future privacy laws and regulations;

•	the initiation of enforcement actions by the CFPB with regard to our compliance with federal consumer financial laws;

•	effects of regulatory oversight of our contractual relationships with certain of our customers;

•	the impact of health epidemics, pandemics and similar outbreaks on our business;

•	potential economic, political and other risks associated with international sales and operations;

•	effects on our reputation or business of an actual or perceived failure to achieve our environmental, social and governance initiatives, goals or commitments;

•	our ability to complete and integrate acquisitions or divest business, and successfully develop and maintain joint ventures and other alliances to grow our business and expand our geographic reach;

•

our ability to bring products to market and any damage to our reputation due to our dependence on outsourcing certain portions of our operations, information technology and other administrative functions;

•	the termination of our government contracts, the suspension of our government work, and our ability to compete for new contracts;

•	potential litigation or licensing expenses or our inability to sell certain of our products or services due to third parties’ claims of infringement of their intellectual property;

•	the infringement or misappropriation of our intellectual property by third parties, and the significant resources that we may need to expend to defend our rights;

•	a potential increase in our cost of borrowing under our credit facilities and a potential adverse effect on our ability to access the capital markets due to a downgrade to our credit ratings;

•	our ability to retain and hire key personnel;

•	the impact of any adverse changes in the financial markets and corresponding effects on our investments and our retirement and post-retirement pension plans; and

•	other risks and uncertainties inherent in doing business in our industry.

Additional risks and uncertainties can be found in the sections titled “Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus, and “Risk Factors” elsewhere in this prospectus, as well as in those described from time to time in our future reports filed with the SEC. Forward-looking statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement, but does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement and the information in the documents incorporated by reference into this prospectus supplement. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” in our SEC reports that are incorporated by reference into this prospectus supplement.

Equifax Inc.

We are a global data, analytics and technology company. We provide information solutions for businesses, governments and consumers, and we provide human resources business process automation and outsourcing services for employers. We have a large and diversified group of clients, including financial institutions, corporations, government agencies and individuals. Our services are based on comprehensive databases of consumer and business information derived from numerous sources including credit, financial assets, telecommunications and utility payments, employment, income, educational history, criminal justice data, healthcare professional licensure and sanctions, demographic and marketing data. We use advanced statistical techniques, machine learning and proprietary software tools to analyze available data to create customized insights, decision-making and process automation solutions and processing services for our clients. We are a leading provider of information and solutions used in payroll-related and human resource management business process services in the U.S. as well as e-commerce fraud and charge back protection services in North America. For consumers, we provide products and services to help people understand, manage and protect their personal information and make more informed financial decisions. Additionally, we also provide information, technology and services to support debt collections and recovery management.

We currently operate in four global regions: North America (U.S. and Canada), Asia Pacific (Australia, New Zealand and India), Europe (the U.K., Spain and Portugal) and Latin America (Argentina, Brazil, Chile, Costa Rica, Dominican Republic, Ecuador, El Salvador, Honduras, Mexico, Paraguay, Peru and Uruguay). We maintain support operations in Chile, Costa Rica, India and Ireland. We also have investments in consumer and/or commercial credit information companies through joint ventures in Brazil, Cambodia, Malaysia and Singapore.

For the year ended December 31, 2023, our operating revenue was $5.3 billion and our net income attributable to Equifax was $545.3 million. For the six months ended June 30, 2024, our operating revenue was $ 2.8 billion and our net income attributable to Equifax was $288.7 million.

Our principal executive offices are located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309. Our telephone number at that address is (404) 885-8000. We maintain a website at www.equifax.com. None of the information on our website is incorporated within or constitutes part of this prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Equifax Inc.

Notes Offered	$650,000,000 aggregate principal amount of 4.800% senior notes due

2029.

Maturity Date	The notes will mature on September 15, 2029.

Interest	Interest on the notes will accrue from their date of issuance at a rate of 4.800% per year and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2025.

Ranking	The notes will be our senior unsecured obligations and will rank equally with our other existing and future senior unsecured debt from time to time outstanding. At June 30, 2024, we had on a consolidated basis approximately $5,512.3 million of unsubordinated debt outstanding, all of which was unsecured, including amounts outstanding under bank credit facilities. The notes will not be guaranteed by any of our subsidiaries and so will be structurally subordinated to all of the obligations of these subsidiaries, including trade payables and lease obligations. At June 30, 2024, our subsidiaries had outstanding approximately $1,141.0 million of total liabilities, including approximately $2.1 million of debt (excluding, in each case, intercompany liabilities).

Optional Redemption	Prior to August 15, 2029 (one month prior to their maturity date), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on August 15, 2029) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, less (b) interest accrued to the redemption date, and

•	100% of the principal amount of the notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after August 15, 2029 (one month prior to their maturity date), we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Change of Control Offer	If a change of control triggering event as described in this prospectus supplement occurs, then we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of Notes—Change of Control Offer.”

Use of Proceeds	The net proceeds from this offering will be approximately $644.4 million, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of indebtedness outstanding under our delayed draw term loan (the “Term Loan”). See “Use of Proceeds.”

Further Issuances	The notes will initially be limited to an aggregate principal amount of $650.0 million. We may, from time to time, without your consent, increase the aggregate principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes and the notes offered hereby will constitute a single series of debt securities under the indenture for the notes; provided that any such additional notes that are not fungible with the notes offered hereby for U.S. federal income tax purposes will have a separate CUSIP number.

Covenants	The indenture governing the notes contains various covenants. These covenants are subject to a number of important qualifications and exceptions. See “Description of Notes—Covenants.”

Form and Denomination	The notes will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Investors may elect to hold interests in the notes through Clearstream Banking, S.A., or Euroclear Bank SA/NV, as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Risk Factors	You should carefully consider all of the information in this prospectus and the documents incorporated herein by reference. In particular, you should evaluate the information set forth under “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, before deciding whether to invest in the notes.

Listing	The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Governing Law	State of New York.

Trustee	U.S. Bank Trust Company, National Association.

Conflicts of Interest	Certain of the underwriters or their affiliates are lenders under the Term Loan and as a result may receive at least 5% of the net offering proceeds of this offering. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary.

RISK FACTORS

Investing in the notes involves various risks, including the risks below. You should carefully consider these risks, including the risk factors contained in our annual report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement, before investing in the notes. You could lose part or all of your investment.

Risks Related to the Notes

An active trading market for the notes may not develop, and if a trading market does develop, the market price of the notes may fluctuate.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. We cannot provide you with any assurance regarding (1) whether a trading market for the notes will develop, or, if a market develops, that it will be liquid or sustainable, and (2) the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at their fair market value or at all. The liquidity and price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of the notes, and we cannot assure you that you will be able to sell your notes at a particular time or that the price that you receive when you sell your notes will be favorable.

Our credit ratings may not reflect all risks of your investment in the notes and our ratings may be downgraded in the future.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. The credit rating agencies also evaluate the various industries in which we operate and may change their credit rating for us based on their overall view of those industries. A negative change in our ratings could have an adverse effect on the market price of the notes. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause these rating agencies to downgrade our credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

We may be able to incur substantially more debt.

After giving effect to this offering of notes, our total indebtedness at June 30, 2024 would have been approximately $5,469.8 million. Additionally, we have the ability under our indenture and existing credit facilities to incur substantial additional indebtedness in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company.

To service our indebtedness, we will require a significant amount of cash and, if we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and other expenses will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

A significant portion of our operations are conducted through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes and other obligations, depends in part on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Additionally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt would allow for these alternative measures, that these alternative measures would be available to us, or that such measures would satisfy our scheduled debt service obligations.

We may redeem the notes prior to maturity.

The notes are redeemable at our option under certain circumstances as set forth under “Description of Notes.” We may choose to redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

The limited covenants in the indenture do not provide protection against some types of important corporate events.

The indenture governing the notes does not:

•	limit our ability to incur indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the equity interests of our subsidiaries that we hold;

•	restrict our ability to purchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity which might protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes. Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes but would not constitute a change of control triggering event that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

We may be unable to redeem or repurchase your notes upon a change of control triggering event.

Holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes upon the occurrence of a change of control triggering event, which is a triggering event involving both a change of control of the Company and the notes being rated below investment grade following a downgrade by each of Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. In such case, unless we have exercised our option to redeem the notes, we must offer to repurchase such notes at a price equal to 101% of the principal amount thereof outstanding on the date of such change of control triggering event, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the repurchase date. If we do not have sufficient funds to pay the redemption or repurchase price for all of the notes to be redeemed or repurchased, an event of default under the indenture governing the notes would occur. We would need to seek third-party financing to the extent we do not have available funds to meet our redemption or repurchase obligation. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. In addition, cash payments in respect of notes to be redeemed or repurchased may be subject to limits and might be prohibited, or create an event of default, under our indebtedness or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of notes to be redeemed or repurchased also could result in an event of default under the notes or under other credit-related agreements. Our inability to pay for notes that are to be redeemed or repurchased also could result in holders receiving substantially less than the principal amount of the notes.

Because the notes are unsecured, they are effectively subordinated to any secured debt to the extent of the assets securing such debt. Further, your right to receive payments on the notes is structurally subordinated to all of our subsidiaries’ existing and future liabilities.

Our obligations under the notes are unsecured. The notes are structurally subordinated to any obligations under any secured debt to the extent of the assets securing such secured debt. At June 30, 2024, we had no secured indebtedness outstanding; however, the indenture governing the notes and the agreements governing our other indebtedness permit us and our subsidiaries to incur secured indebtedness in the future. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, any pledged assets would be available to satisfy obligations of secured indebtedness before any payment could be made on the notes.

The notes will be issued by Equifax Inc. and will not be guaranteed by any of our subsidiaries. The notes therefore will be structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade payables and lease obligations. Holders of the notes will not be creditors of our subsidiaries. Consequently, the notes will be structurally subordinated to all liabilities, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. At June 30, 2024, our subsidiaries had outstanding approximately $1,141.0 million of total liabilities, approximately $2.1 million of which is debt (excluding, in each case, intercompany liabilities).

USE OF PROCEEDS

The net proceeds from this offering will be approximately $644.4 million, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include the refinancing of indebtedness outstanding under the Term Loan.

As of the date of this prospectus supplement, we had $682.5 million outstanding under the Term Loan, which matures in August 2026 and bears interest at a rate equal to 6.69%.

Certain of the underwriters or their affiliates are lenders under the Term Loan. As a result, certain of the underwriters or their affiliates may receive a portion of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024 on (1) an actual basis and (2) an as adjusted basis to reflect the completion of this offering of $650.0 million aggregate principal amount of notes and the use of proceeds therefrom as described under “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our annual report on Form 10-K for the year ended December 31, 2023 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, which are incorporated by reference herein, and with “Use of Proceeds” elsewhere herein.

	At June 30, 2024
(in millions)	Actual	As adjusted
Cash and cash equivalents	$181.9	$139.4

Debt (including current maturities)
Commercial paper	$—	$—
2.60% Notes due December 2024	750.0	750.0
2.60% Notes due December 2025	400.0	400.0
3.25% Notes due June 2026	275.0	275.0
Term Loan due August 2026	686.9	—
5.10% Notes due December 2027	750.0	750.0
5.10% Notes due June 2028	700.0	700.0
6.90% Debentures due July 2028	125.0	125.0
3.10% Notes due May 2030	600.0	600.0
2.35% Notes due September 2031	1,000.0	1,000.0
7.00% Notes due July 2037	250.0	250.0
4.80% Notes offered hereby	—	650.0
Other(1)	(24.6)	(30.2)

Total debt, net	5,512.3	5,469.8

Total Equifax shareholders’ equity	4,696.0	4,696.0
Noncontrolling interests	16.8	16.8

Total equity	4,712.8	4,712.8

Total capitalization	$10,225.1	$10,182.6

(1)	As adjusted includes assumed debt issuance cost and unamortized discount of $5.6 million with respect to the notes offered hereby.

DESCRIPTION OF NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the notes and the indenture but are only summaries of those terms. Reference is hereby made to the indenture, the supplemental indenture, the form of note and to the Trust Indenture Act of 1939, as amended (“TIA”).

General

We will issue the notes under an indenture, dated as of May 12, 2016, between us and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee, as supplemented by a supplemental indenture to be dated as of August 15, 2024, between us and the trustee. We refer to the indenture, as supplemented by such supplemental indenture, as the indenture. The trustee will initially be the security registrar and paying agent for the notes.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

The notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary to the extent of the assets of such subsidiary. Claims on our subsidiaries by creditors other than us include claims with respect to trade payables and lease obligations in addition to long-term debt and short-term borrowings.

The notes will be subject to defeasance under the conditions described below in “—Discharge, Defeasance and Covenant Defeasance.” No additional amounts or make-whole amounts, as those terms are defined in the indenture, will be payable with respect to the notes in the event of a defeasance.

The notes will be issued as fully registered notes in global form (to be deposited with the depositary or its custodian) and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In addition to the notes, we may issue from time to time other series of debt securities under the indenture consisting of debentures, notes or other evidences of indebtedness, but such other series will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we may incur.

We may from time to time, without the consent of the holders of the notes, reopen the notes and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes (including for U.S. federal income tax purposes) to the extent specified in the applicable prospectus supplement. Any such additional notes that are not fungible with the notes offered by this prospectus supplement for U.S. federal income tax purposes will have a separate CUSIP number. No such additional notes may be issued if an event of default has occurred and is continuing with respect to the debt securities of which such notes are a part.

The notes will mature at 100% of their principal amount on September 15, 2029 (the “maturity date”) unless earlier redeemed or repurchased. We may redeem the notes at our option, in whole or in part, at any time and from time to time at the redemption price described below in “—Optional Redemption.” If a change of control triggering event occurs, as described in this prospectus supplement, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the price described below in “—Change of Control Offer.”

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, S.A. (“Clearstream”), and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”).

The trustee will maintain an office in the Borough of Manhattan, the City of New York where we will pay the principal and premium, if any, on the notes.

Interest

The notes will bear interest from and including August 15, 2024 to, but excluding, the maturity date at a rate per annum equal to 4.800%. Interest on the notes will be payable semi-annually in arrears on March 15 and September 15 of each year (each, an “interest payment date”), beginning on March 15, 2025, to the persons in whose names the notes are registered at the close of business on March 1 and September 1 of each year. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue for the period from and after the interest payment date or maturity date, as the case may be.

Ranking

The notes will be our direct, senior unsecured obligations and will rank equally with all of our existing and future senior unsecured debt.

We are a holding company and conduct our operations primarily through subsidiaries. However, the notes will be obligations exclusively of Equifax Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. At June 30, 2024, our subsidiaries had outstanding approximately $1,141.0 million of total liabilities, including approximately $2.1 million of debt (excluding, in each case, intercompany liabilities).

As a holding company, dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries will be our principal sources of cash to pay principal and interest on the notes and meet our other obligations. Our subsidiaries have no obligation to pay any amounts due on the notes.

At June 30, 2024, we had outstanding $5,510.2 million of unsubordinated debt at the parent company level, all of which was unsecured. The indenture does not limit our ability, or that of any of our existing or future subsidiaries, to incur senior, subordinated or secured indebtedness and other liabilities or issue preferred stock.

Optional Redemption

Prior to August 15, 2029 (one month prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the redemption date; and

•	100% of the principal amount of the notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities— Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of

$2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Offer

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, we will mail or deliver electronically a notice to the trustee and to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or delivered electronically (the “change of control payment date”). The notice will, if mailed or delivered electronically prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture with respect to the notes, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

Additionally, after our obligation to purchase notes arises hereunder, we may not, without the consent of each holder of the then outstanding notes, amend, change or modify in any material respect our obligation to make and consummate a change of control offer in the event of a change of control triggering event or, after such change of control triggering event has occurred, modify any of the provisions or definitions of the indenture with respect thereto.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable: “change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our company or one of our subsidiaries); or (3) the first day on which a majority of the members of our board of directors are not continuing directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“change of control triggering event” means the occurrence of both a change of control and a rating event.

“continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“rating event” means the rating with respect to the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

The indenture contains, among other things, the following covenants:

Limitation on Mortgages and Liens

Neither we nor any of our subsidiaries may create or assume, except in favor of us or a wholly-owned subsidiary, any mortgage, pledge, lien or encumbrance upon any principal facility (as defined in the indenture) or any stock of any subsidiary or indebtedness of any subsidiary to us or any other subsidiary without equally and ratably securing the notes. This limitation does not apply to certain permitted encumbrances as described in the indenture, including:

(1)	purchase money mortgages entered into contemporaneously or within 360 days of the acquisition or commencement of operation of such property and liens existing on acquired property;

(2)	liens extending, renewing or refunding any liens permitted by the preceding clause;

(3)	certain tax, materialmen’s, mechanic’s and judgment liens;

(4)	liens in connection with certain government contracts;

(5)	certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

(6)	liens to secure the cost of construction or improvement of any property entered into contemporaneously or within 360 days after such construction or improvement; and

(7)

mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in sale and leaseback transactions referred to in clause (1) under “—Limitation on Sale and Leaseback Transactions” below does not exceed 15% of consolidated stockholders’ equity (as defined in the indenture).

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, sell or transfer (except to us or one or more of our wholly-owned subsidiaries, or both) any principal facility (as defined in the indenture) owned on the date of the indenture with the intention of taking back a lease of such property, other than a lease for a temporary period (not exceeding 36 months) with the intent that the use by us or such subsidiary of such property will be discontinued at or before the expiration of such period, unless either:

(1)

the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted pursuant to this covenant plus the aggregate amount of indebtedness secured by all mortgages, pledges, liens and encumbrances referred to in clause (7) under “—Limitation on Mortgages and Liens” above does not exceed 15% of consolidated stockholders’ equity (as defined in the indenture); or

(2)

our company, within 120 days after the sale or transfer shall have been made by our company or by any such subsidiary, applies an amount equal to the greater of (a) the net proceeds of the sale of the principal facility (as defined in the indenture) sold and leased back pursuant to such arrangement or (b) the fair market value of the principal facility (as defined in the indenture) sold and leased back at the time of entering into such arrangement (which may be conclusively determined by our board of directors) to the retirement of our debt securities issued under the indenture or other funded debt (as defined in the indenture) of ours ranking on a parity with the debt securities; provided, that the amount required to be applied to the retirement of our outstanding debt securities or other funded debt (as defined in the indenture) pursuant to this clause (2) shall be reduced by (i) the principal amount (or, if the securities of that series are issued with a discount, such portion of the principal amount as may be specified in the terms of that series) of any debt securities delivered within 120 days after such sale to the trustee for retirement and cancellation, and (ii) the principal amount of any of our other funded debt (as defined in the indenture) ranking on a parity with the debt securities voluntarily retired by us within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Existence

Except as permitted under “—Consolidation, Merger or Sale of Assets,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises. However, we will not be required to preserve any right or franchise if our board of directors (or an authorized committee of our board of directors) determines that the preservation of the right or franchise is no longer desirable in the conduct of our business.

Provision of Financial Information

For so long as any notes are outstanding, if we are subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, we will deliver to the trustee the annual reports, quarterly reports and other documents which we are required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that we file the same with the SEC. If we are not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any notes are outstanding, we will deliver to the trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q required to be filed with the SEC if we were subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to us at that time pursuant to applicable SEC rules and regulations.

Reports and other documents filed by us with the SEC and publicly available via the EDGAR system or on our website will be deemed to be delivered to the trustee as of the time such filing is publicly available via EDGAR or on our website for purposes of this covenant; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed or are publicly available via EDGAR or on our website. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants relating to the notes (as to which the trustee is entitled to rely exclusively on an officers’ certificate).

Consolidation, Merger or Sale of Assets

The indenture provides that we may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose of our properties and assets substantially as an entirety to any person or persons, unless:

•	the successor entity is a corporation organized under the laws of the United States or any state or the District of Columbia;

•	the successor corporation assumes by supplemental indenture all of our obligations under the indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•

an officers’ certificate and opinion of counsel have been delivered to the trustee to the effect that the conditions set forth above have been satisfied and any supplemental indenture entered into in connection therewith complies with the indenture.

The restrictions above shall not be applicable to the merger, amalgamation, arrangement or consolidation of us with any of our subsidiaries if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert the form of organization to another form.

In the case of any such merger, amalgamation, arrangement, consolidation, sale, transfer, conveyance or other disposition of our properties and assets substantially as an entirety, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for us under the indenture and, subject to the terms of the indenture, we will be released from our obligations under the indenture.

Limited Restrictions

The indenture does not limit our ability to incur debt and does not give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Events of Default

The indenture defines an event of default with respect to any series of debt securities as one or more of the following events (each, an “event of default”):

(1)	default in the payment of any interest on the notes when such interest becomes due and payable and continuance of such default for a period of 30 days;

(2)	default in the payment of any principal of or premium, if any, on the notes, or any redemption price due with respect to the notes, when due and payable;

(3)

default in the observance or performance of any other covenant or agreement contained in the indenture and continuance of such default for a period of 60 days after written notice is received by us from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)

default (i) in the payment when due after giving effect to any applicable grace period of any scheduled principal on any of our or our subsidiaries’ indebtedness, having an aggregate principal amount outstanding of at least $50,000,000, or (ii) in the performance of any other term or provision of any such indebtedness which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within the later of (x) the period specified in such instrument and (y) 15 days after written notice to us by the trustee or holders of at least 25% of the aggregate principal amount of the notes then outstanding; or

(5)	certain events of bankruptcy, insolvency or reorganization involving us or any of our Significant Subsidiaries.

If an event of default occurs and is continuing (other than an event of default specified in clause (5) above, which shall result in an automatic acceleration), then in each such case the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal amount of, and accrued and unpaid interest on, all of the notes to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in aggregate principal amount of the outstanding notes may rescind and annul the declaration and its consequences if:

•

we shall have deposited with the trustee all required payments of the principal of and premium, if any, and interest on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the non-payment of accelerated principal of or interest on the notes, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in aggregate principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•	in the payment of the principal of (and premium, if any) and interest on the notes, including any redemption price due with respect to the notes, when due and payable; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee is required to give notice to the holders of the notes within 90 days of any known default under the indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or premium, if any, or interest on the notes) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The indenture provides that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in aggregate principal amount of the outstanding notes, as well as an offer of reasonable indemnity, and no direction inconsistent with that request has been given to the trustee by holders of a majority in aggregate principal amount of the outstanding notes. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of or premium, if any, or interest on the notes on or after the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the then outstanding notes under the indenture, unless the holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in aggregate principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture or which may involve the trustee in personal liability or be unduly prejudicial to the holders of the notes not joining therein.

Within 120 days after the close of each fiscal year, we must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

For purposes of the events of default provisions of the notes, the following term will be applicable:

“Significant Subsidiary” means, with respect to us, any of our subsidiaries which is a “significant subsidiary” (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act).

Modification and Waiver

We and the trustee may, without the consent of any holder of the notes, modify or amend the indenture for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to conform the terms of the indenture and/or the notes to any provision or other description of the notes contained in this prospectus supplement and the accompanying prospectus;

•

to provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture and the notes, in each case in compliance with the provisions thereof;

•	to establish the form or terms of notes as permitted under the indenture;

•	to comply with the rules of any applicable securities depository;

•

to make any change that would provide any additional rights or benefits to the holders of the notes (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the trustee, add to our covenants for the benefit of the holders of the notes, add any additional events of default, or surrender any right or power conferred upon us);

•	to make any other change in the indenture that does not adversely affect the legal rights under the indenture of any holder of the notes in any respect; or

•

to supplement any provision of the indenture as shall be necessary to permit or facilitate the satisfaction and discharge, legal defeasance or covenant defeasance of the notes as described below in “—Discharge, Defeasance and Covenant Defeasance;” provided that such action shall not adversely affect the interests of any holder of the notes in any material respect.

In formulating its opinion on such matters, the trustee is entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in aggregate principal amount of all then outstanding notes, except that, without the consent of each holder of notes, no amendment may:

•

reduce the percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or certain defaults and their consequences provided in the indenture, or to reduce the quorum or change voting requirements set forth in the indenture;

•	reduce the rate of, or change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;

•

reduce the principal amount of, or change or have the effect of changing the stated maturity of the notes or adversely change the date on which the notes may be subject to redemption or reduce the redemption price therefor;

•

after our obligation to purchase the notes arises pursuant to a change of control triggering event, amend, change or modify in any material respect our obligations to make and consummate a change of control offer or, after such change of control triggering event has occurred, modify any of the provisions or definitions with respect thereto;

•	make the notes payable in currency other than that stated in such notes or change the place of payment of the notes from that stated in the notes or in the indenture;

•

make any change in provisions of the indenture protecting the right of each holder of the notes to receive payment of principal of and interest on the notes on or after the due date thereof or to bring suit to enforce such payment, or permitting holders holding a majority in aggregate principal amount of the outstanding notes to waive defaults or events of default;

•	make any change to or modify the ranking of the notes that would adversely affect the holders of the notes; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the outstanding notes affected thereby.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder, the indenture provides that notes owned by us or any other obligor upon the notes or any of our affiliates shall be disregarded.

Discharge, Defeasance and Covenant Defeasance

The indenture will cease to be of further effect (subject to the survival of specified provisions) with respect to the notes when:

(1)

either (A) all outstanding notes have been delivered to the trustee for cancellation (subject to specified exceptions) or (B) all outstanding notes have become due and payable or will become due and payable at their maturity date within one year or are to be called for redemption on a redemption date within one year and we have deposited with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, premium, if any, and interest, to the date of such deposit (if the notes have become due and payable) or to the maturity date or redemption date, as the case may be;

(2)	we have paid or caused to be paid all other sums payable under the indenture with respect to the notes; and

(3)

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.

The indenture provides that we may elect:

•	to be discharged from any and all obligations in respect of the notes (subject to the survival of specified provisions) (“legal defeasance”); or

•

to be released from compliance with the covenants described in “—Covenants” (other than our covenant to do or cause to be done all things necessary to preserve and keep in full force and effect our existence (except as permitted in “—Consolidation, Merger or Sale of Assets”) (“covenant defeasance”)).

To effect legal defeasance or covenant defeasance, we will be required to make an irrevocable deposit with the trustee, in trust for such purpose, of money and/or government obligations that, through the scheduled payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay and discharge the principal, premium, if any, and interest on the notes on the scheduled due dates or the applicable redemption date, as the case may be, in accordance with the terms of the indenture and the notes.

The trust described in the preceding paragraph may only be established if, among other things:

•

we have delivered to the trustee a legal opinion of outside counsel reasonably acceptable to the trustee to the effect that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

•

the cash and government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest on the notes, provided such notes are redeemed on a particular redemption date, we shall have given the trustee irrevocable instructions to redeem the notes on the date and to provide notice of the redemption to the holders of such notes;

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound; and

•

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes shall have occurred and shall be continuing on the date of, or, solely in the case of events of default due to certain events of bankruptcy, insolvency, or reorganization, during the period ending on the 91st day after the date of, such deposit into trust.

In the event we effect covenant defeasance with respect to the notes, then any failure by us to comply with any covenant as to which there has been covenant defeasance will not constitute an event of default. However, if the notes are declared due and payable because of the occurrence of any other event of default, the amount of monies and/or government obligations deposited with the trustee to effect such covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Payment and Paying Agents

Payment of interest on any note on any interest payment date will be made to the person in whose name such note is registered at the close of business on the regular record date; provided, however, that each installment of interest on the notes may at our option be paid by (1) mailing a check for such interest payable to or upon the written order of the person entitled thereto, to the address of such person as it appears on the security register or (2) wire transfer to an account maintained by the payee located inside the United States.

Notices

Notice to holders will be given in writing and mailed, first-class postage prepaid, to each such holder at his address as it appears in the security register; provided that notices given to holders holding notes in book entry form may be given through the facilities of DTC or any successor depository.

Resignation and Removal of the Trustee

The trustee may resign at any time by giving written notice thereof to us. The trustee may also be removed upon 30-days’ written notice by act of the holders of a majority in aggregate principal amount of the then outstanding notes. The trustee may also be removed by us upon the occurrence of certain conditions under the indenture. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the applicable requirements of the indenture.

Governing Law

The indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global notes, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global notes.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as Clearstream, Euroclear, banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct DTC participants or indirect participants in DTC.

Euroclear and Clearstream each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Euroclear is incorporated under the laws of Belgium and Clearstream is incorporated under the laws of Luxembourg.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if at any time (i) the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days, (ii) we determine that the notes shall no longer be represented by a global note and execute and deliver to the trustee an officers’ certificate to such effect or (iii) an event of default shall have occurred and be continuing and beneficial owners representing a majority in aggregate principal amount of the outstanding notes advise DTC to cease acting as depositary for the notes, then we will execute, and the trustee will authenticate and deliver, definitive notes of like series, rank, tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of the global notes.

As long as the depositary or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global note:

•	will not be entitled to have the notes represented by that global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•

will not be considered to be owners or holders of the notes represented by that beneficial interest notes for any purpose under the notes or the indenture, including with respect to the giving of any direction, instruction or approval to the trustee.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

Ownership of beneficial interests in a global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and disposing of the notes. Except where we state otherwise, this summary deals only with notes held as capital assets (as defined in the Internal Revenue Code of 1986, as amended, or the Code) by a holder who purchases the notes at their original issuance for their initial offering price.

This summary is based on the Code, Treasury regulations (proposed, temporary and final) issued thereunder, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

We do not address all of the tax consequences that may be relevant to a holder. We also do not address, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment, including financial institutions, real estate investment trusts, regulated investment companies, personal holding companies, insurance companies, United States expatriates, and brokers, traders and dealers in securities or currencies. Further, we do not address:

•	the United States federal income tax consequences to stockholders or partners in, or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal income tax consequences to a tax-exempt organization that is a holder of the notes;

•	the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes;

•

the United States federal income tax consequences to persons who hold the notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or to “U.S. Holders” (as defined below) whose “functional currency” is not the United States dollar;

•

any United States federal income tax consequences that are attributable to persons being required, for United States federal income purposes, to conform the timing of income accruals with respect to the notes to their financial statements under Section 451 of the Code; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of the notes.

A “U.S. Holder” is a beneficial owner of a note who or that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) it has a valid election in place under applicable United States Treasury regulations to be treated as a domestic trust.

A “Non-U.S. Holder” is a beneficial owner of a note who or that is neither a U.S. Holder nor a partnership (or any other entity classified as a partnership for United States federal income tax purposes).

If a partnership (or any other entity classified as a partnership for United States federal income tax purposes) purchases the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. ALL PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Certain Consequences to U.S. Holders

Certain Contingent Payments

Although the matter is not free from doubt, we believe and intend to take the position that the notes should not be characterized as contingent payment debt instruments under United States federal income tax law even though the notes provide for certain contingent payments (see “Description of Notes—Change of Control Offer”). If the Internal Revenue Service, or the IRS, takes a contrary position, a U.S. Holder may be required (i) to accrue interest income at a rate higher than the stated interest rate on the notes, and (ii) to treat as ordinary income, rather than capital gain, any gain on the sale or other disposition of the notes. You should consult your tax advisor about the risk of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

Interest Income

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid, in accordance with the U.S. Holder’s method of tax accounting. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for United States federal income tax purposes.

Sale, Exchange, Redemption or Retirement of the Notes

If you are a U.S. Holder, upon the sale, exchange, redemption or retirement of the notes, you will generally recognize gain or loss in an amount equal to the difference between (i) the amount realized on the sale, exchange, redemption or retirement less any amount received in respect of accrued interest, which will be taxable as interest income to the extent not previously included in income, and (ii) your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will equal your cost of the notes. Gain or loss on the sale, exchange, redemption or retirement of the notes generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement you have held the notes for more than one year. Long-term capital gains of non-corporate U.S. Holders are currently eligible for preferential rates of taxation. If you are a U.S. Holder that has held the notes for one year or less at the time of the sale, exchange, redemption or retirement, any gain or loss recognized generally will be taxable as short-term capital gain or loss. Any short- term capital gain is taxable at the same rates as ordinary income. The deductibility of capital losses is subject to significant limitations under the Code.

Additional Tax on Net Investment Income

A U.S. Holder that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) as defined in Section 1411(c)(1) of the Code for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for such taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of principal and interest on the notes and to the proceeds of the sale of notes other than payments to certain exempt recipients, such as corporations. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements, you may also be subject to backup withholding (currently at a rate of 24%) with respect to such payments. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Certain Consequences to Non-U.S. Holders

Interest Income

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” under the “portfolio interest exemption,” no withholding of United States federal income tax will apply to a payment of interest on a note to a Non-U.S. Holder, provided that:

•	such interest payment is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

the Non-U.S. Holder satisfies the certification requirement by providing to the withholding agent, in accordance with specified procedures and under penalties of perjury, a statement to the effect that the holder is not a United States person (generally through the provision of a properly executed Form W-8BEN or W-8BEN-E or, if the notes are held by a securities clearing organization, certain financial institutions that are not qualified intermediaries, foreign partnerships, foreign simple trusts or foreign grantor trusts, a Form W-8IMY along with copies of Forms W-8BEN or W-8BEN-E from the Non-U.S. Holders).

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest on a note made to such Non-U.S. Holder generally will be subject to a 30% United States federal withholding tax, unless that holder provides the withholding agent with (i) a properly executed Form W-8BEN or W-8BEN-E, or a substantially similar form signed under the penalties of perjury, claiming an exemption from or reduction of withholding under an applicable United States income tax treaty or (ii) a properly executed Form W-8ECI, or a substantially similar form signed under the penalties of perjury, stating that the payments on the note are not subject to withholding tax because they are effectively connected with that holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and the interest on the note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment within the United States), that Non-U.S. Holder generally will be subject to United States federal income tax on the interest on a net income basis. If such a Non-U.S. Holder provides the withholding agent with a properly executed Form W-8ECI, it will be exempt from the 30% United States federal withholding tax on payments of interest on its notes (as described above). In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or such lower rate as may apply under a tax treaty) branch profits tax on its earnings and profits that are effectively connected with the conduct of that trade or business, subject to certain adjustments.

Sale, Exchange, Redemption or Retirement of the Notes

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale, exchange, redemption or retirement of the notes. If, however, a Non-U.S. Holder holds the notes in connection with a trade or business conducted in the United States (and the gain is effectively connected with the conduct of that trade or business) or, in the case of an individual, is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on any gains recognized. Any effectively connected gains generally will be subject to United States federal income tax in the same manner as effectively connected interest income as described above. An individual subject to tax by reason of being present in the United States for 183 days or more as described above will be subject to a flat 30% (or lesser rate as may be specified under an applicable income tax treaty) tax on any gain, which may be offset by U.S. source capital losses, even though such Non-U.S. Holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

Where required, information will be reported to each Non-U.S. Holder as well as the IRS regarding any interest that is paid and the amount of tax, if any, withheld. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder is treated as a resident under the provisions of a specific treaty or agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to United States backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid such information reporting and backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that all required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the filing of a United States tax return and the claiming of a credit or refund of such backup withholding.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally will impose a 30% withholding tax (i) on interest paid on a note and (ii) subject to the proposed Treasury regulations discussed below, gross proceeds from the sale or other disposition of a note, in each case if the note is held by or through:

•

certain foreign financial institutions (including investment funds), unless the institution otherwise qualifies for an exemption or enters into an agreement with the U.S. Treasury (i) to collect and report, on an annual basis, information with respect to accounts in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and (ii) to withhold on certain payments; or

•

a non-financial non-U.S. entity, unless the entity (i) either certifies to the applicable withholding agent that the entity does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” or (ii) otherwise establishes an exemption from such withholding tax.

While withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, and Wells Fargo Securities, LLC are joint book-running managers and are acting as representatives of the underwriters named below.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally, and not jointly, agreed to purchase from us, and we have agreed to sell, the aggregate principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Aggregate Principal Amount of Notes to be Purchased
BofA Securities, Inc.	$87,750,000
J.P. Morgan Securities LLC	87,750,000
Mizuho Securities USA LLC	87,750,000
Wells Fargo Securities, LLC	87,750,000
Truist Securities, Inc.	63,375,000
Citizens JMP Securities, LLC	42,250,000
PNC Capital Markets LLC	42,250,000
Fifth Third Securities, Inc.	32,500,000
Regions Securities LLC	32,500,000
Citigroup Global Markets Inc.	26,000,000
HSBC Securities (USA) Inc.	26,000,000
U.S. Bancorp Investments, Inc.	26,000,000
Roberts & Ryan, Inc.	4,063,000
Westpac Capital Markets LLC	4,062,000

Total	$650,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of 0.350% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $1.5 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriters in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expense reimbursement. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates are lenders under the Term Loan and as a result may receive at least 5% of the net offering proceeds of this offering. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. The underwriters subject to Rule 5121 will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day prior to the original issue date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to the business day prior to the original issue date should consult their own advisors.

Selling Restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

If applicable, pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Each underwriter represents, warrants and agrees that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each underwriter acknowledges that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter represents, warrants and agrees that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than:

(i)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(ii)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities based derivatives contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-Based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

The validity of the notes and specified legal matters in connection with this offering will be passed upon for us by Hogan Lovells US LLP. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. With respect to certain legal matters relating to Georgia law, Hogan Lovells US LLP has relied upon the opinion of John J. Kelley III, Esq., Chief Legal Officer of Equifax Inc.

EXPERTS

Independent Registered Public Accounting Firm

The consolidated financial statements of Equifax Inc. appearing in Equifax Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Equifax Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

We may offer, from time to time, in one or more series:

•	senior and/or subordinated debt securities;

•	common stock;

•	preferred stock; and

•	warrants to purchase common stock, preferred stock and/or debt securities.

We may sell any combination of these securities in one or more offerings in amounts, at prices and on terms to be determined at the time of the offering. These securities may also be offered and sold by one or more selling securityholders to be identified in the future.

Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the offered securities and may also add, update or change the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “EFX.”

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling securityholder may sell, at any time and from time to time, in one or more offerings, debt securities, common stock, preferred stock or warrants.

Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the offering, and this prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”

We may also prepare free writing prospectuses to describe the terms of particular securities, which terms may vary from those described in any prospectus supplement. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and the applicable prospectus supplement.

You should rely only on the information contained in this prospectus or any prospectus supplement, including any information that we incorporate by reference, or any free writing prospectus that we distribute. We have not authorized anyone to provide you with different information, and we do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement or contained in any free writing prospectus is accurate as of any date other than the date of the document. We are not making an offer of securities in any jurisdiction where the offer is not permitted.

Throughout this prospectus, when we use the terms “we,” “us,” “our” and similar terms, we are referring to Equifax Inc. and its subsidiaries, collectively, as the context requires.

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WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public from the SEC’s website at http://www.sec.gov. We also make available free of charge on our website, www.equifax.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered part of this prospectus from the date we file that document. Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and may supersede information contained or incorporated by reference in this prospectus or any prospectus supplement.

We incorporate by reference in this prospectus the documents and portions of documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 24, 2022 (including information specifically incorporated by reference into our Form 10-K from our Definitive Proxy Statement relating to our 2022 annual meeting of shareholders, filed on March 24, 2022);

•	our Quarterly Reports on Form 10-Q filed on April 21, 2022 and July 21, 2022;

•	our Current Report on Form 8-K filed on May 11, 2022; and

•

the description of our common stock contained in our registration statement on Form 10/A filed on July 30, 2010 (Amendment No. 1), and any amendment or report filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at www.equifax.com or by writing or calling us at the following address and telephone number: Equifax Inc., Corporate Secretary, 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, telephone (404) 885-8000.

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USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities to be offered will be passed upon for us by our counsel, Hogan Lovells US LLP. With respect to certain legal matters relating to Georgia law, Hogan Lovells US LLP has relied upon the opinion of John J. Kelley III, Esq., Chief Legal Officer of Equifax Inc. Any underwriters will be represented by their own legal counsel.

EXPERTS

Independent Registered Public Accounting Firm

The consolidated financial statements of Equifax Inc. appearing in Equifax Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Equifax Inc.’s internal control over financial reporting as of December 31, 2021 (excluding the internal control over financial reporting of Kount Inc. and Appriss Insights), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Equifax Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Kount Inc. and Appriss Insights from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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